[GRAPHIC OMITTED]
                                                           For Immediate Release
                                          Contact:  Harvey Grossblatt, President
                                            Universal Security Instruments, Inc.
                                                          410-363-3000, Ext. 224
                                                                              or
                                                          Don Hunt, Jeff Lambert
                                             Lambert, Edwards & Associates, Inc.
                                                                    616-233-0500


Universal Security Instruments Announces Record Sales & Earnings For Fiscal Year

         Sales Increase 23%, Earnings rise to $2.75 Per Share Vs. $2.13

OWINGS MILLS, MD, June 29, 2006: Universal Security Instruments, Inc. (AMEX:
UUU) today announced the highest annual sales and earnings results in the Company's 37-year history for the fiscal year ended March 31, 2006, as well as sharp increases in sales and earnings for the fourth quarter of 2006 as compared to the same quarter of the prior year.

The Company cited market share gains in both the electrical distribution channel and the retail marketplace as the principal reasons for the higher results.

Universal reported a 34% increase in fourth quarter net earnings to $1,091,078, or $0.65 per basic share ($0.58 per diluted share), on a 23% increase in sales to $7,497,594, compared with net earnings of $814,152, or $0.49 per basic share ($0.46 per diluted share), and sales of $6,119,296 for last year's fourth quarter.


For the 12 months ended March 31, 2006, sales rose 23% to $28,894,101, versus $23,465,443 for the same period last year. The Company reported net earnings rose 35% to $4,600,352, or $2.75 per basic share ($2.52 per diluted share), compared to net earnings of $3,417,854, or $2.13 per basic ($1.94 per diluted share), for the same period last year. Included in year-end results is a net tax benefit of $96,500 at March 31, 2006 and $281,137 at March 31, 2005.

"We are very pleased with our performance for the year, with annualized operating income nearly tripling. These results are indicative of the fundamental growth we have driven within our core business, as Universal continues to work to increase market share in both the retail and electrical distribution channels," said Harvey Grossblatt, chief executive officer. "The Company is benefiting from multiple competitive advantages, including our experienced sales organization, as well as our established reputation for providing a highly reliable product at a competitive cost."

The Company also announced that its 50%-owned Hong Kong Joint Venture has experienced delays in the process of listing on the Hong Kong Stock Exchange and, as a result, the Hong Kong Joint Venture reserved approximately $535,000 against earnings for previously capitalized costs associated with the listing process during the quarter ended March 31, 2006. The Company will continue to update this situation when additional information is available.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 37-year history of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

          ------------------------------------------------------------

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements. We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements. We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

                                   -- more --

            7-A GWYNNS MILL COURT o OWINGS MILLS, MARYLAND 21117, USA
                   (410) 363-3000 o www.universalsecurity.com

Universal/Page 2

                      UNIVERSAL SECURITY INSTRUMENTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME


                                                                                (UNAUDITED)
                                                                          Three Months Ended March 31,
                                                                          ----------------------------
                                                                           2006                 2005
                                                                           ----                 ----
Sales                                                                     $7,497,594       $6,119,296
Net income                                                                 1,091,078          814,152
Income per share
      Basic                                                                     0.65             0.49
      Diluted                                                                   0.58             0.46
Weighted average number of common shares outstanding
      Basic                                                                1,686,831        1,643,935
      Diluted                                                              1,863,400        1,791,720


                                                                                 (AUDITED)
                                                                       Twelve Months Ended March 31
                                                                           2006                 2005
                                                                           ----                 ----
Sales                                                                    $28,894,101      $23,465,443
Net income                                                                *4,600,352       *3,417,854
Income per share
      Basic                                                                     2.75             2.13
      Diluted                                                                   2.52             1.94
Weighted average number of common shares outstanding
      Basic                                                                1,671,681        1,602,449
      Diluted                                                              1,824,529        1,764,474

      * A net tax benefit of of $96,500 at March 31, 2006 and $281,137 at March
      31, 2005 was recorded due to the recognition of net operating loss carryforwards, a reduction in the valuation allowance previously established to offset tax benefits associated with our deferred tax assets, and the use of foreign tax credit carryovers.

                           CONSOLIDATED BALANCE SHEET

                                             ASSETS                                                       March 31,
                                                                                                          ---------
                                                                                                     2006            2005
                                                                                                 -----------     -----------
Cash                                                                                             $ 3,015,491     $    59,287
Accounts receivable and amount due from factor                                                     5,389,222       4,430,344
Inventory                                                                                          4,062,086       4,834,486
Prepaid expenses                                                                                     196,863         145,394
                                                                                                 -----------     -----------
TOTAL CURRENT ASSETS                                                                              12,663,662       9,469,511

INVESTMENT IN HONG KONG JOINT VENTURE                                                              7,140,859       6,131,481

PROPERTY, PLANT AND EQUIPMENT - NET                                                                   62,212          81,690
OTHER ASSETS AND DEFERRED TAX ASSET                                                                  491,870         367,266
                                                                                                 -----------     -----------

TOTAL ASSETS                                                                                     $20,358,603     $16,049,948
                                                                                                 ===========     ===========

                              LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses                                                            $ 1,604,845     $ 1,725,402
Accrued liabilities                                                                                1,147,189       1,426,878
                                                                                                 -----------     -----------

TOTAL CURRENT LIABILITIES                                                                          2,752,034       3,152,280

LONG TERM DEBT
                                                                                                          --              --

SHAREHOLDERS' EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding
1,693,952 and 1,652,998 shares at March 31, 2006 and March 31, 2005, respectively                     16,940          16,530
Additional paid-in capital                                                                        11,577,583      11,469,444
Retailed earnings                                                                                  6,012,046       1,411,694
                                                                                                 -----------     -----------
TOTAL SHAREHOLDERS' EQUITY                                                                        17,606,569      12,897,668
                                                                                                 -----------     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                       $20,358,603     $16,049,948
                                                                                                 ===========     ===========

